Exhibit 15.2

April 25, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F. of Form 20-F of Mercurity Fintech Holding Inc. and are in agreement with the statements contained therein relating to Shanghai Perfect C.P.A. Partnership.

Very truly yours,

/s/ Shanghai Perfect C.P.A. Partnership
Shanghai Perfect C.P.A. Partnership

cc: Mercurity Fintech Holding Inc.